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                                                                  Exhibit (b)(4)

                  [FIRSTAR BANK MILWAUKEE, N.A. LETTERHEAD]




                                        April 14, 1997


Mr. Denis J. Loverine
Treasurer
Snap-on Incorporated
2801 80th Street
Kenosha, WI 53141-1410

RE:     Third Amendment to Line of Credit Agreement and Note

Dear Denis:

        Please refer to the line of credit letter agreement and accompanying note dated November 15, 1994, as amended, establishing a $27,500,000 line of credit at Firstar Bank Milwaukee, N.A. for Snap-on Incorporated. You have requested Firstar Bank increase the amount available under the line of credit from $27,500,000 to $31,000,000.

        By this letter, we hereby amend the above-referenced line of credit agreement and note to delete all references to $27,500,000 (whether or not numerically) and to substitute $31,000,000 each place the amount appears in the letter agreement and note. In all other respects, the terms of the letter agreement and note shall continue as originally set forth. This is an amendment, not a novation.

        Please indicate your agreement by signing where indicated below and returning this letter to the undersigned.

                                        Sincerely,



                                        /s/ R. Bruce Anthony

                                        R. Bruce Anthony
                                        Commercial Banking Officer

Accepted and agreed to:

SNAP-ON INCORPORATED


By: /s/ Denis J. Loverine
    --------------------------------
Title: Treasurer
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